Exhibit 10.5

October 24, 2005

Mr. Kenneth Ferris

1449 Etzler Road

Troutville, VA 24175

Dear Ken:

I am pleased to extend you an invitation to join Luna Innovations in the position of President, Advanced Systems, reporting to the Luna Innovations Chief Operating Officer, and starting at your earliest convenience. This position will be exempt.

We can offer a monthly salary of $13,750.00. You will be eligible for a 25% bonus, payable quarterly, based on achievement of a milestone bonus plan to be mutually determined within 45 days of your date of hire. We will recommend to the Board of Directors that, at the first Board meeting following your employment, you be provided with a stock option grant to purchase 100,000 shares of Luna Innovations Common Stock at an exercise price equal fair market value at time of hire. The grant will be subject to the normal vesting schedule. In addition to a generous 401(k) retirement plan, our benefits include a Paid Time Off program, 10 paid holidays, health insurance, dental plan, life insurance, short and long-term disability. These benefits will be reviewed with you on your first day of employment. In addition, your original hire date with Luna Innovations of May 13, 2002 will be used in determining your 401(K) vesting. And, you will receive PTO at the level of a 5 year employee. This means that you would have 184 hours or 23 days of Paid Time Off per year available to you (prorated based on your start date).

I think you will find the position professionally stimulating and challenging. Our programs cover a cross-section of interesting activities/assignments. Luna’s mission and operating style is focused and straightforward, and is essentially embodied in our primary goal – “Solutions for today, products for tomorrow.” I believe your contributions will greatly assist the continued growth and success of Luna.

Should you have questions relative to our offer of employment or if you require further information on any point that we may have failed to cover, do not hesitate to contact the Human Resources Department at 540-953-4275. After careful consideration of our total employment package, we hope to receive a written affirmative response from you as soon as possible. Please address your response to Ms. Lori Engebritson.

Sincerely,

/S/ KENT A. MURPHY, PH.D.
Kent A. Murphy, Ph.D. President & Chief Executive Officer